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                  MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

                    DISTRIBUTION AND SHAREHOLDER SERVICE PLAN
                               (PARTICIPANT CLASS)

                                OCTOBER 23, 2003

         WHEREAS, Morgan Stanley Institutional Liquidity Funds (the "Trust") engages in business as an open- end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the "Portfolios") and each Portfolio investing in money market instruments may be divided into multiple separate classes including: Institutional Class, Investor Class, Service Class, Administrative Class, Advisory Class and Participant Class; and

         WHEREAS, the Trust, on behalf of the Participant Class of each Portfolio that offers such shares, desires to adopt a Distribution and Shareholder Service Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act, and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Portfolio and its shareholders; and

         WHEREAS, the Trust, on behalf of each Portfolio, and Morgan Stanley & Co. Incorporated (the "Distributor") have entered into a Distribution Agreement, pursuant to which the Trust will employ the Distributor as distributor for the continuous offering of shares of each Portfolio; and

         WHEREAS, institutions ("Service Organizations") may: (i) act directly or indirectly as nominees and recordholders of shares of the Participant Class for their respective customers who are or may become beneficial owners of such shares (the "Customers"); (ii) provide service to other service organizations intended to facilitate or improve a service organization's services to its Customers with respect to the Portfolios; and/or (iii) perform certain shareholder administration and shareholder liaison services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the Participant Class of each Portfolio, and such Service Organizations (the "Agreements").

         NOW, THEREFORE, the Trust, on behalf of the Participant Class of each Portfolio, hereby adopts the Plan on the following terms and conditions:

         1. The Trust, on behalf of the Participant Class of each Portfolio, is authorized to pay the Distributor the monthly or quarterly service fee specified in the Agreements or the Distribution Agreement to provide for, or to compensate the Service Organizations for providing, as the case may be, (1) personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Portfolio's Participant Class; (2) shareholder administration services; and (3) distribution related services. The fees paid for such services during any one year shall not exceed 0.40% of the average daily net asset value of the


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shares of the Participant Class of such Portfolio, which are owned beneficially by the Customers of such Service Organization during such period.

         2. Personal and account maintenance services and expenses: Personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Portfolio's Participant Class include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Portfolio; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; and (iv) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.

         3. Shareholder administration services: Shareholder administration services and expenses for which a Service Organization may be compensated and reimbursed under this Plan include, without limitation, (i) acting or arranging for another party to act, as recordholder and nominee of all Participant Shares beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to Participant Shares owned by each Customer;
(iii) processing Customer orders to purchase, redeem and exchange Participant Shares; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such Participant Shares; (v) processing dividend payments on behalf of Customers; (vi) forwarding shareholder communications such as proxies and shareholder reports; (vii) receiving, tabulating and transmitting proxies; and (viii) facilitating the inclusion of a Portfolio in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers by or through Service Organizations. No Portfolio may compensate a Service Organization for services provided with respect to another Portfolio.

         4. Distribution related services: Distribution related services for which the Distributor may be compensated include any activities or expenses primarily intended to result in the sale of Participant Class shares, including, but not limited to: printing and distribution of sales literature and advertising materials; and compensation to broker/dealers who sell Participant Class shares. The Distributor may negotiate with any such broker/dealer the services to be provided by the broker/dealer to stockholders in connection with the sale of Participant Class shares, and all or any portion of the compensation paid to the Distributor under this paragraph may be reallocated by the Distributor to broker/dealers who sell Shares.

         5. This Plan shall not take effect as to any Portfolio until the Plan has been approved for such Portfolio by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (except for Agreements entered into pursuant to paragraph 2 and 3 above) (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan.


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         6.  This Plan shall remain in effect for one year and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         7. Management shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

         8. This Plan may be terminated as to the Participant Class of any Portfolio at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the Participant Class of such Portfolio.

         9. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Participant Class of such Portfolios. No other material amendment to the Plan shall be made unless approved in the manner provided in paragraph 4 hereof.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         11. This Plan only relates to the Participant Shares of such Portfolio and the fees determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Portfolio attributable to Participant Shares. The obligations of the Trust and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Participant Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

         IN WITNESS WHEREOF, the Trust, on behalf of the Participant Class of each Portfolio, has executed this document as of the day and year first written above.

                          MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS
                          (on behalf of the Participant Class of each Portfolio)


                          By:________________________________
                          Name:  Mitchell M. Merin
                          Title: President








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